Exhibit 99.1

News Release

AXCELIS ANNOUNCES COMPLETION OF REVERSE STOCK SPLIT

BEVERLY, Mass., July 1, 2016 — Axcelis Technologies, Inc. (Nasdaq: ACLS), a leading supplier of enabling ion implantation solutions for the semiconductor industry, today announced the completion of its 1-for-4 reverse stock split of its common stock as of 6:00 p.m. Eastern Time on June 30, 2016.  As of the open of the market today, shares of Axcelis common stock will begin trading on a split-adjusted basis on the Nasdaq Global Select Market under its unchanged symbol “ACLS”. The Axcelis common stock will trade under a new CUSIP number (054540208).

The reverse stock split affects all issued and outstanding shares of the Company’s common stock, as well as common stock underlying stock-based compensation immediately prior to the effectiveness of the reverse stock split. As previously disclosed, at effectiveness of the reverse stock split, every four shares of outstanding Axcelis common stock were automatically combined into one share of common stock without any change in the par value per share. This reduced the number of outstanding shares of common stock from approximately 116 million to approximately 29 million.

No fractional shares were issued in connection with the reverse stock split. Instead, Axcelis’ transfer agent will aggregate all fractional shares that otherwise would have been issued as a result of the reverse stock split and those shares will be sold into the market. Stockholders who would otherwise hold a fractional share of Axcelis common stock will receive a proportional cash payment from the net proceeds of that sale in lieu of such fractional share.  Additional information on the treatment of fractional shares and other effects of the reverse stock split can be found in Axcelis’ definitive proxy statement filed with the Securities and Exchange Commission on March 14, 2016.

Computershare Trust Company, N.A. and Computershare Inc. will collectively act as the Company’s exchange agent for purposes of implementing the reverse stock split. Stockholders with certificated shares will soon receive an exchange form from Computershare which will contain instructions on how to surrender certificates representing pre-split shares. Stockholders should not send in their old stock certificates until they receive an exchange form from Computershare.  However, a stockholder may, if desired, sell shares by delivering an old stock certificate to a broker.  Stockholders of record as of June 30, 2016 who wish to ensure that the Company has their most current contact information should visit the Computershare Investor Center online at www.computershare.com/investor.

Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

CONTACTS:

Maureen Hart (editorial/media) 978.787.4266

Doug Lawson (investor relations) 978.787.9552

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